July 19, 2006
For Immediate Release

Washington Mutual Reports Second Quarter Earnings Per Share of 79 Cents;
94 Cents Per Share Before the Second Quarter Impact of the Pending Sale
of Mortgage Servicing Rights and Restructuring Charges

Company Announces Intention to Sell its Asset Management Company

Board of Directors Increases Cash Dividend to 52 Cents
and Approves New 150 million Share Repurchase Plan

SEATTLE - Washington Mutual, Inc. (NYSE: WM) today reported second quarter 2006 net income of $767 million, or $0.79 per diluted share, including an after tax adjustment of $101 million to reflect the pending sale of $2.6 billion of mortgage servicing rights and an after tax restructuring charge of $52 million related to the company’s efficiency initiatives.

Net income excluding these two items would have been $920 million, or $0.94 per diluted share, compared with net income of $844 million, or $0.95 per diluted share in the second quarter of 2005.

The company announced today a series of actions it is taking that will significantly improve the company’s market risk profile, greatly accelerate the achievement of its operating efficiency goals, and be accretive to earnings in 2006 and 2007.

“Our retail banking and card services businesses produced excellent results and our business model is performing well in this challenging interest rate environment,” said Kerry Killinger, Washington Mutual Chairman and Chief Executive Officer. “The transformational actions we’re taking will make us an even more diversified bank positioned for improved financial performance as we move forward.”

As part of the company’s Home Loans strategy of focusing on higher-margin products, driving superior operating efficiency and reducing its exposure to market risk, the company entered into a definitive agreement to sell $2.6 billion of mortgage servicing rights. The pending sale includes all of the company’s government loan servicing and a portion of its conforming, fixed-rate servicing, which is predominantly for single service customers, the majority of whom are outside the company’s retail footprint. The pending sale also includes the transfer of the company’s Milwaukee loan servicing operation and approximately 800 employees. In addition to the $101 million after tax adjustment booked in the second quarter, the company expects to incur additional transaction and shutdown-related costs of approximately $50 million, after tax, most of which will be incurred in the third quarter.

The company is announcing the intent to sell WM Advisors, Inc., its subsidiary that provides investment management, distribution and shareholder services to the WM Group of Funds. The decision is consistent with the company’s strategy of streamlining its business model. Therefore, WM Advisors is being shown as discontinued operations in the company’s financial statements.

The sale of WM Advisors is anticipated to be completed by year end and the gain from the sale is expected to more than offset the 2006 financial impact of the sale of mortgage servicing rights and the company’s restructuring charges, including the relocation of back office operations to lower cost domestic and offshore locations, and consolidation of real estate that remains in higher cost markets.

Washington Mutual’s Board of Directors declared a cash dividend of 52 cents per share on the company’s common stock, up from 51 cents per share in the previous quarter. Dividends on the common stock are payable on August 15, 2006 to shareholders of record as of July 31, 2006. Consistent with the company’s commitment to optimize its use of shareholder capital, the Board also approved a new 150 million share repurchase program. There is no fixed termination date for the new program, and purchases may be made in the open market, through block trades, accelerated share repurchases, private transactions, or otherwise.

Earnings Highlights (In millions, except per share data)

	Three Months Ended
	June 30,	March 31,	June 30,
	2006	2006	2005
Total revenue	$3,638	$3,755	$3,115
Net income	767	985	844
Diluted earnings per common share	0.79	0.98	0.95

Total assets, end of period	$350,696	$348,667	$323,533

Second Quarter Earnings Impact (In millions, except per share data)

	Pretax Impact	After tax Impact	EPS Impact
Net income		$$767	$0.79
Action items
Restructuring costs*	81	52	0.05
Adjustment on sale of MSR	157	101	0.10
Net income, excluding the impact
of restructuring costs and MSR adjustment		$920	$0.94

* Pretax restructuring costs include $30 million compensation and benefits expense, $49 million occupancy and equipment expense, and $2 million in professional fees.

•
Momentum continues with WaMu Free Checking™. WaMu’s new free checking product drove another quarter of record account growth with 404,000 net checking accounts, up from 340,000 net accounts in the previous quarter when the product was first launched. This quarter’s growth also represents a 66 percent increase in net accounts from a year ago. The introduction of this new product has enhanced WaMu’s position as one of the industry leaders in customer acquisition.

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Card Services drives strong customer and loan growth. The successful marketing of credit cards to existing WaMu customers has helped grow both the number of customers and loan balances. Managed card receivables grew significantly, up $1.0 billion, or 5 percent, on a linked quarter basis, to $21.1 billion at June 30. During the quarter, Card Services opened 771,000 new credit card accounts, of which 274,000 were with WaMu retail customers. The number of new WaMu accounts opened since the company added Card Services less than a year ago now totals 694,000.

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SECOND QUARTER FINANCIAL SUMMARY

Financial Summary	Three Months Ended
	June 30,	March 31,	June 30,
(In millions)	2006	2006	2005
Income Statement
Net interest income	$2,060	$2,117	$2,009
Provision for loan and lease losses	224	82	31
Noninterest income	1,578	1,638	1,106
Noninterest expense	2,229	2,138	1,767
Net income	767	985	844

Balance Sheet
Average total assets	$349,561	$344,562	$320,845
Average total deposits	200,252	191,034	183,521

Profitability Ratios
Return on average common equity	11.39%	14.18%	15.33%
Net interest margin	2.65	2.75	2.77
Efficiency ratio	61.27	56.95	56.70
Nonperforming assets/total assets	0.62	0.59	0.53
Tangible equity/total tangible assets	5.94	5.85	5.13

EARNINGS PERFORMANCE

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Net interest income reflects pressure from rising short-term interest rates. Net interest income in the second quarter was down 3 percent from the prior quarter as the increase in earning assets was more than offset by margin compression. Compared with the second quarter a year ago, net interest income was up 3 percent as average interest earning assets increased 8 percent and more than offset the impact of a 200 basis point rise in the Fed Funds rate.

•
Provision reflects loan growth and charge-off level. The provision for loan and lease losses of $224 million in the second quarter reflected a modest increase in the level of charge-offs, as well as incremental loan growth. The $82 million provision and level of charge-offs in the first quarter benefited from the surge of bankruptcy-related charge-offs in the fourth quarter as consumers sought bankruptcy protection in advance of the effective date of bankruptcy reform. The provision a year ago reflected not only the benign credit environment but also the absence of the credit card portfolio. Nonperforming assets as a percentage of total assets were up slightly to 62 basis points at quarter end, compared with 59 basis points at the end of the prior quarter and 53 basis points at the end of the last year’s second quarter.

•
Noninterest income reflects strong fee growth. Noninterest income of $1.58 billion in the second quarter included the $157 million loss on the $2.6 billion of MSR being sold. This compares with noninterest income of $1.64 billion in the first quarter, which included income of $134 million from the partial settlement of the Home Savings goodwill litigation. Excluding these items, noninterest income would have been up 15 percent, reflecting the strength of the company’s customer account growth. Compared with the prior year, the increase in noninterest income was primarily due to a 19 percent increase in depositor and other retail banking fees, plus the inclusion of Card Services which added $575 million from the sale and servicing of consumer loans and credit card fees.

•
Company continues to focus on expense management. Included in this quarter’s noninterest expense were restructuring charges totaling $81 million related to the company’s efficiency initiatives. Excluding these charges, noninterest expense would have been up only 2 percent from the previous quarter as the company opened another 35 retail banking stores, but reduced total staffing by 7 percent. The increase in expenses compared with a year ago reflects the addition of Card Services and the company’s growth initiatives, including the addition of 204 net new retail banking stores during the past twelve months.

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BALANCE SHEET ACTIVITY

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Company strategically manages balance sheet. Average assets were up 1 percent on a linked quarter basis with the increase in the balance of loans held in portfolio, particularly hybrid loans and credit card receivables. Compared with the second quarter of 2005, average assets were up 9 percent reflecting growth in adjustable-rate loans and the addition of Card Services receivables.

•
Average deposits up with strong growth in wholesale products. Average deposits were up 5 percent on a linked quarter basis as the company utilized wholesale deposits, in part, to reduce the level of Federal Home Loan Bank advances. Compared with last year’s second quarter, average deposits were up $16.73 billion, or 9 percent, due to the inclusion of acquired deposits from the company’s merger with Providian and growth in both retail and wholesale deposits.

SECOND QUARTER OPERATING SEGMENT RESULTS

Retail Banking Group

Selected Segment Information	Three Months Ended
	June 30,	March 31,	June 30,
(In millions, except accounts and households)	2006	2006	2005
Net interest income	$1,509	$1,523	$1,458
Provision for loan and leases losses	37	50	40
Noninterest income[1]	732	674	619
Noninterest expense[1]	1,138	1,107	1,042
Net income from continuing operations[1]	670	651	625

Average loans	$195,985	$189,142	$181,396
Average retail deposits	138,803	139,062	135,539
Net change in retail checking accounts[2]	404,190	340,157	244,028
Net change in retail households	259,000	210,000	173,000

[1]	Prior quarters have been restated to reflect WM Advisors as discontinued operations due to the company’s intent to sell.
[2]	Includes retail checking and small business checking.

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Retail Banking continues to show impressive results. Net income from continuing operations of $670 million was up 3 percent from the first quarter and up 7 percent from a year ago. Excluding the impact of portfolio management included in the segment, net income from continuing operations for the Retail Bank network was up 31 percent from the same period a year ago and included the opening of 204 net new retail stores.

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Retail Banking fees continue to grow at double digit pace. Depositor and other retail banking fees were up 11 percent from the first quarter and up 19 percent from a year ago reflecting the strong growth in net new checking accounts. Included in this quarter’s results was a $21 million incentive payment as part of the company’s migration of its debit card business to MasterCard. Excluding the payment, the increase in depositor fees from a year ago would have been approximately 15 percent.

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WaMu Free Checking™ drives another quarter of record checking account growth. The company’s new Free Checking product was instrumental in the opening of 404,000 net new checking accounts in the second quarter, up from 340,000 in the prior quarter and 244,000 a year ago. The new product was also instrumental in attracting 259,000 net new retail households during the quarter.

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Higher short-term interest rates slow deposit growth. Average retail deposits during the quarter were down slightly from the previous quarter given the overall interest rate and competitive environment. Compared with last year’s second quarter, average retail deposits were up $3.3 billion, or 2 percent.

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Small business activity continues to expand. With continued strength across small business, the company opened 55,000 net new small business checking accounts during the quarter, up 4 percent from the prior quarter and up 12 percent from a year earlier.

Card Services Group (on a managed basis)

Selected Segment Information	Three Months Ended
	June 30,	March 31,	December 31,
(In millions)	2006	2006	2005
Net interest income	$610	$614	$637
Provision for loan and lease losses	417	330	454
Noninterest income	387	345	352
Noninterest expense	283	289	268
Net income	183	210	166

Average managed receivables	$20,473	$20,086	$19,472
Period end managed receivables	21,095	20,099	19,962
30+ day managed delinquency rate	5.23%	5.18%	5.07%
Managed net credit losses	5.99	5.79	7.28

•
Card Services continues to produce excellent results. Card Services reported net income of $183 million reflecting the continued strong risk-adjusted return of the portfolio, growth in the amount of outstanding receivables, a favorable credit environment, and the successful marketing of credit cards to WaMu customers.

•
Managed receivables continue to show significant growth. Solid marketing efforts and continued penetration of the WaMu retail customer base contributed to a 5 percent increase in period end managed receivables for the second quarter compared with the first quarter. During the quarter, Card Services opened approximately 771,000 new accounts, a third of which were with WaMu retail customers.

•
Credit quality continues to be favorable. At 5.23 percent of total managed receivables, the 30+ day delinquency rate was up slightly from the prior quarter. As expected, managed net credit losses were also up slightly from the first quarter but still remain low compared with historical levels. Credit performance in both the first and second quarters benefited from a much lower level of bankruptcy-related charge-offs in the wake of the surge in the fourth quarter as consumers sought bankruptcy protection in advance of the effective date of bankruptcy reforms.

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Commercial Group

Selected Segment Information	Three Months Ended
	June 30,	March 31,	June 30,
(In millions)	2006	2006	2005
Net interest income	$203	$199	$218
Provision for loan and lease losses	1	1	1
Noninterest income	17	13	3
Noninterest expense	57	68	57
Net income	100	89	102

Loan volume	$2,961	$2,769	$2,864
Average loans	31,625	31,011	29,597

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Commercial Group posts solid results. The increase in net income from the first quarter reflects the slight increase in average assets and strong expense management. Net interest income of $203 million was up 2 percent from the prior quarter as higher loan balances offset continued spread compression. However, it was down 7 percent from a year ago due to higher funding costs caused by rising short-term rates. Compared with the previous quarter, the decline in noninterest expense was due to improved efficiencies and reduced staffing.

•
Commercial Group lending volume remains robust. Despite higher interest rates, total loan volume of $2.96 billion increased 7 percent from the prior quarter and 3 percent from a year ago. The quarter’s lending reflects the company’s continued strong position in multi-family lending.

Home Loans Group

Selected Segment Information	Three Months Ended
	June 30,	March 31,	June 30,
(In millions)	2006	2006	2005
Net interest income	$206	$269	$449
Provision for loan and lease losses	1	1	-
Noninterest income	453	408	668
Noninterest expense	588	599	637
Net income	32	39	292

Loan volume	$41,364	$44,998	$53,030
Average loans	30,742	34,586	48,040

•
Home Loan net income continues to reflect challenging rate environment. Second quarter net income of $32 million was down slightly from the prior quarter as the decline in net interest income more than offset the improvement in noninterest income and the benefits of improved expense management.

•
Higher mortgage rates slow loan production. Higher mortgage rates led to a decline in lending volume and a lower balance of loans outstanding. Net interest income was down 23 percent on a linked quarter basis and 54 percent year over year reflecting the lower loan balance arising from higher short-term rates.

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Improvement seen in gain on sale margin and MSR performance. Gain on sale of loans of $251 million was up compared with the prior quarter as margins generally improved. During the quarter, the total cost of MSR risk management was $45 million compared with a cost of $151 million in the first quarter. The lower level of hedging costs reflects a somewhat improved interest rate and hedging environment than existed during the first quarter of this year. Offsetting these positive results were fair value adjustments of $82 million on certain assets held in trading accounts.

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Home Loans refines business model for changing market environments. During the quarter, the Home Loans Group took several steps to further its long-term goals to diversify its product set, leverage distribution, and reduce its cost structure. In May, the company announced that it was realigning its traditional correspondent business to a conduit structure. And, as part of streamlining its product line, the company announced that it will no longer engage in FHA and VA lending. The company’s announced sale of $2.6 billion of mortgage servicing rights is consistent with the Home Loans strategy and will reduce the ratio of MSR to total stockholders’ equity to approximately 25 percent.

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Efficiency initiatives continue to reduce expenses. Noninterest expense of $588 million in the second quarter of 2006 was down 8 percent from a year ago as management drove productivity and efficiency improvements. The company plans to continue to attack the cost structure with further site and system consolidation, business process outsourcing, and leveraging distribution in financial centers. Also, the realignment of Long Beach Mortgage under one management team in the Home Loans group was substantially completed in the quarter.

COMPANY UPDATES

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On April 23, the company announced that it had entered into a definitive merger agreement with Commercial Capital Bancorp in which Washington Mutual will acquire the outstanding shares of Commercial Capital for $16.00 per share in cash. The transaction is valued at approximately $1.0 billion in aggregate and is expected to close early in the fourth quarter.

About Washington Mutual

Washington Mutual, through its subsidiaries, is one of the nation’s leading consumer and small business banks. At June 30, 2006, Washington Mutual and its subsidiaries had assets of $350.70 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate more than 2,600 consumer and small business banking stores throughout the nation. Washington Mutual’s press releases are available at http://newsroom.wamu.com.

Webcast information: A conference call to discuss the company’s financial results will be held on Wednesday, July 19, 2006, at 5:00 p.m. EDT and will be hosted by Kerry Killinger, chairman and chief executive officer and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-946-6301. Participants calling from outside the United States may dial 210-234-0006. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be available on the company’s web site prior to the call and archived for 30 days. A recording of the conference call will be available from 7:00 p.m. EDT on Wednesday, July 19, 2006, through 11:59 p.m. EDT on Friday, July 28, 2006. The recorded message will be available at 866-503-3181. Callers from outside the United States may dial 203-369-1861.

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Forward Looking Statement

Our Form 10-K for 2005 and other documents that we file with the Securities and Exchange Commission have forward-looking statements. In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described in detail in our Form 10-K for 2005 and Quarterly Report on Form 10-Q for the Period Ended March 31, 2006 and include: volatile interest rates impact the mortgage banking business; rising interest rates, unemployment and decreases in housing prices; risks related to the option adjustable-rate mortgage product; risks related to subprime lending; risks related to the integration of the Card Services business; risks related to credit card operations; changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders; competition from banking and nonbanking companies; general business and economic conditions, including movements in interest rates, the slope of the yield curve, and the potential overextension of housing prices in certain geographic markets; and negative public opinion. There are other factors not described in the Form 10-K for 2005 and Form 10-Q for the Period Ended March 31, 2006 and which are beyond the Company’s ability to anticipate or control that could cause results to differ.

# # #

Media Contact	Investor Relations Contact
Alan Gulick	Alan Magleby
Washington Mutual	Washington Mutual
206-500-2760	206-490-5182 (Seattle)
alan.gulick@wamu.net	212-326-6019 (New York)
alan.magleby@wamu.net